For Filing period ended:	December 31 ,2003	Exhibit 99.77.O
File Number

FORM 10f-3
Registered Domestic Securities

Fund:	 UBS  Emerging Markets Debt Relationship Fund

Name of Adviser or Sub-Adviser:  UBS Global Asset Management (Americas) Inc.

1.	Issuer: Republic of the Philippines

2.	Date of Purchase:  7/8/03	 3.  Date offering commenced:  7/8/03

4.	Underwriter(s) from whom purchased: JPMorgan

5.	"Affiliated Underwriter" managing or participating in syndicate:
	  UBS Investment Bank

6.	Aggregate principal amount or number of shares purchase: 870,000

7.	Aggregate principal amount or total number of shares of offering:
	 750,000,000

8.	Purchase price per unit or share (net of fees and expenses):  $99.138

9.	Initial public offering price per unit or share:  $99.138

10.	Commission, spread or profit:  $9,000

11.	Have the following conditions been satisfied?
YES
NO

a.	The securities are part of an issue registered under the Securities
	Act of 1933 that is being offered to the public, or is part of an issue
	 of government securities (as defined in section 2(a)(16) of the 1940 Act).
	 __X___	_______

b.  	The securities were purchased prior to the end of the first day on
	which any sales are made (of, if a rights offering, the securities were purchased on or before the fourth day preceding the day on
	which the offering terminated).		___X___	_______

c.  	The securities were purchased at a price not more than the price paid by
	 each purchaser in the offering.		___X___	_______

d.  	The underwriting was a firm commitment underwriting.
	___X___	_______

e.	The commission, spread or profit was reasonable and fair in
	 relation to that being received by others for underwriting similar securities
	 during the same period.	___X___	_______

f. The issuer of the securities and any predecessor has been in continuous
 operation for not  less than three years.		___X___	_______

g. The amount of such securities purchased by the Fund and all other accounts over which the Adviser (or Sub-Adviser, if applicable) exercises investment discretion  did not exceed 25% of the principal amount of the offering.
___X___	_______


h.	No Affiliated Underwriter was a direct or indirect
	 participant in or beneficiary of the sale.	___X___	_______

Note: Refer to the Rule 10f-3 Procedures for the definitions of the capitalized terms above. In particular, "Affiliated Underwriter" is defined as affiliates of the Adviser or Sub-Adviser participating in a selling syndicate, as applicable.


Approved:  Maria Mednikov Loucks	Date:	July 8, 2003